LICENSE AGREEMENT

         This LICENSE AGREEMENT, the effective date of which is March 1, 1995, is made by and between KANSAS STATE UNIVERSITY RESEARCH FOUNDATION, a non-profit Kansas corporation having its principal office at 146 Durland Hall, Kansas State University, Manhattan, Kansas 66506, U.S.A., hereinafter called the "FOUNDATION"; and ENVIRONMENTAL TECHNOLOGIES USA, 326 Cedar Avenue, Minneapolis, Minnesota 55454, U.S.A., hereinafter called the "LICENSEE".

                              W I T N E S S E T H:

         WHEREAS, the FOUNDATION is the owner by assignment of United States Patent Number 5,185,382, issued February 9, 1993; Patent Number 5,208,267, issued May 4, 1993; and Patent Number 5,248,702, issued September 28, 1993 entitled "Starch-based, Biodegradable Packing Filler and Method of Preparing Same," developed by Kansas State University researchers Paul E. Neumann and Paul
A. Seib; Department of Grain Science and Industry, said United States Patent and any subsequent patent or patents issued thereon, including divisions, continuations, continuations-in-part, and reissues, being hereinafter referred to as the "Patent Rights";

         WHEREAS, the FOUNDATION has determined that an exclusive license is necessary with respect to the Patent Rights as an incentive for development of the invention covered thereby, and that market conditions with respect to the invention are such as to require exclusive licensing;

         WHEREAS, LICENSEE has requested an exclusive license with respect to the Patent Rights; and

         WHEREAS, LICENSEE has agreed to vigorously undertake further development and marketing of the Patent Rights.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby stipulate and agree as follows:

                             ARTICLE I: DEFINITIONS

         (1) "Licensed Territory" means any country where the FOUNDATION holds one or more patents or patent applications that form the Patent Rights.

         (2) "Licensed Products" is a generic term and means one or more products and/or processes covered by the Patent Rights licensed herein.

         (3) "Net Sales" means the price expressed in United States dollars that is received for the Licensed Products manufactured, used, sold, or billed by the LICENSEE, or any sublicensee, minus freight, allowances, and returns. Where sales are made by LICENSEE to a business organization, either owned or controlled by LICENSEE or which own or control LICENSEE, the net sales to which the royalty is applicable shall include the net sales of such related organizations. In expressing these Net Sales in United States dollars, conversion from the Licensed Territory currency shall be accomplished at the rate present at the time of sale.

         (4) "Piggy Back Rights" means the right to include shares of stock in any future registration of common stock by the LICENSEE.

         (5) "Incremental Profit Gain" means the increase in gross profits over and above the gross profit per audited financial statements for the base year for each Contract Year of the Agreement defined as the fiscal year ending April 30 following the introduction of Patent Rights into use. Only those revenue centers implementing the Patent Rights shall be applicable.

         (6) "Net Proceeds of the Underwriting" means the offering price less applicable offering expenses on a pro rata basis.

         (7) "Contract Year" means a twelve-month period beginning in any year on the anniversary of the effective date of this Agreement.

                            ARTICLE II: LICENSE GRANT

         (1) The FOUNDATION hereby grants to LICENSEE an exclusive license in the Licensed Territory to manufacture, sell, and use under the subject Patent Rights including any division, continuation, or continuation-in-part thereof, and under any patent or patents issuing therefrom, including reissues of such patents.

         (2) Under no circumstances will a license continue past the final expiration date of the subject Patent Rights.

                      ARTICLE III: PERFORMANCE REQUIREMENTS

         (1) LICENSEE agrees to employ due diligence and reasonable efforts to complete the development of and to effect introduction into the commercial market of Licensed Products, and also agrees to keep the FOUNDATION fully informed as to its progress in the development and introduction of such Licensed Products. LICENSEE further agrees to mark all Licensed Products as allowed by the statutes of the Licensed Territory.

         (2) If LICENSEE fails to introduce at least one Licensed Product within two (2) years from the effective date of this Agreement and to achieve combined Net Sales of all Licensed Products during the Contract Year beginning in 1997 of One Hundred Thousand United States Dollars ($100,000), the FOUNDATION, at its option, may cancel this Agreement by giving written notice to LICENSEE of such cancellation within ninety (90) days after receiving from LICENSEE a report of the sales for that subject Contract Year.

         (3) LICENSEE may request a six- (6) month extension in connection with Paragraph 2 above. Further, LICENSEE agrees to pay to FOUNDATION Three Thousand United States Dollars ($3,000.00) within thirty (30) days of said request for the extension. LICENSEE may request one additional six- (6) month extension at the same rate.

         (4) LICENSEE agrees to use reasonable efforts to integrate Licensed Product into its existing product line. In that regard and within sixty (60) days after signing of the Agreement, LICENSEE agrees to provide to FOUNDATION a research and development plan describing potential utilization and integration of Licensed Product and strategies for identifying and securing sublicenses.

         (5) There shall be no minimum sales requirement in the Contract Year for any or all of the Patent Rights that LICENSEE holds only under the exclusive license as defined in the Royalty and Reports section.

         (6) FOUNDATION reserves the right to review LICENSEE's performance with respect to development of the Licensed Product within sixty (60) days after the third anniversary of the Agreement. Upon completion of the performance review, FOUNDATION may elect to continue the Agreement under the existing terms and conditions or may request to negotiate more favorable terms, providing that continuation of the Agreement under existing terms may not be unreasonably withheld.

                            ARTICLE IV: SUBLICENSING

         (1) During any exclusive licensing period applicable to any or all of the Licensed Territory, LICENSEE shall have the right to grant sublicenses under the Patent Rights; provided, however, that said sublicenses shall be on reasonable terms under the circumstances, and shall not require the payment of unreasonably high royalties in excess of normal trade practice. A copy in the English language of each proposed sublicense shall be sent by LICENSEE to the FOUNDATION by Registered Air Mail or special courier at least sixty (60) days prior to the proposed entering into of such sublicense by LICENSEE.

         (2) The FOUNDATION shall have the right of approval of all sublicenses to insure that each sublicensee shall: (a) have the same requirements as LICENSEE; (b) maintain the quality of the Licensed Products; (c) pay sufficient royalties that the FOUNDATION shall receive the royalties agreed upon per
Article V, Paragraph 3.

         (3) Any sublicense granted by LICENSEE shall automatically terminate if LICENSEE no longer holds the appropriate exclusive license from the FOUNDATION.

                        ARTICLE V: ROYALTIES AND REPORTS

         (1) LICENSEE shall pay the FOUNDATION within fifteen (15) days after signing of the Agreement a signing fee of Five Thousand United States dollars ($5,000.00) and an additional payment of Five Thousand United States dollars ($5,000.00) sixty (60) days from date of signing, both payments which shall be non-refundable and not applicable as a credit against any future royalties and agrees to issue ten thousand (10,000) warrants to FOUNDATION at a fixed price of $1.00/share for the purchase of ten thousand (10,000) shares of Environmental Technologies USA (ETI) common stock. Said warrants shall expire three (3) years from the date the last signature is affixed to the Agreement. In addition, LICENSEE agrees to issue 65,000 shares of ETI common stock carrying Piggy Back Rights to the FOUNDATION at the first available offering excluding S-8 (employee plan) registrations or any registration where inclusion of a selling shareholder's stock is not permitted. Within thirty (30) days after receipt of written notification from LICENSEE regarding said underwriting, FOUNDATION agrees to inform LICENSEE in writing a to whether stock issued to FOUNDATION should be included. In the event the underwriter declines to include FOUNDATION's shares of stock in the first available underwriting, FOUNDATION may request in writing within sixty (60) days of said notification to receive from LICENSEE its share of the net proceeds of the underwriting. Net proceeds of the underwriting shall be due and owing FOUNDATION within thirty (30) days of notification.

         (2) LICENSEE agrees to pay the FOUNDATION a royalty based upon incremental profit gain LICENSEE achieves through the application of Licensed Product to either LICENSEE's current product line or to new products developed through application of Licensed Product at the rate of ten percent (10%). Royalties of this paragraph shall be paid annually within forth-five (45) days after the end of the LICENSEE's fiscal year and accompanied by audited financial statements and sales report, which report shall include any applicable currency conversion rate. Said audited financial statements and sales report will be due the FOUNDATION even if no payments are due and owing that fiscal year.

         (3) For any royalty or other payment due and owing to LICENSEE as a result of sublicensing the subject Patent Rights, then ten percent (10%) shall be paid to the FOUNDATION within thirty (30) days after the end of each calendar quarter from the date when such royalties or payments become due and owing to LICENSEE.

         (4) With respect to royalty payments due to the FOUNDATION, LICENSEE agrees to maintain records from which such payments can be determined, and the FOUNDATION or its authorized agent shall have the right to an audit of such records at the expense of the FOUNDATION not more than once a year.

         (5) In all instances, LICENSEE shall produce for the FOUNDATION a Contract Year summary of all Net Sales by product line and domestic versus foreign sales.

                               ARTICLE VI: PATENTS

         (1) The FOUNDATION shall have full and complete ownership and control over the filing and prosecution of the patent application, any reissue of a licensed patent, and all foreign patent applications and patents that are germane to the Patent Rights. Foreign patents are not available to LICENSEE within the Patent Rights.

         (2) The FOUNDATION, either directly or through its attorneys, shall keep LICENSEE or its designated attorneys adequately informed with respect to the filing, prosecution, and maintenance of all patent applications and patents licensed under this Agreement. LICENSEE shall have the right to request and receive additional information, as LICENSEE or its attorneys may require, including copies of patent applications, patents, Patent Office actions, and replies thereto.

         (3) The FOUNDATION shall fund the initial filing and prosecution for the first United States patent, thereafter, all expenses of filing, prosecuting, maintaining, and reissuing the Patent Rights, shall be born by the LICENSEE.

         (4) Foreign patent applications, if any, and patents obtained under this Agreement will automatically be incorporated in the Patent Rights and will expand the Licensed Territory to so include such countries.

                            ARTICLE VII: TERMINATION

         (1) LICENSEE shall have the right and option to cancel this Agreement on December 31 of any Contract Year by giving written notice to the FOUNDATION by the prior July 1. Such termination shall not relieve LICENSEE of its obligation to pay royalties on any Licensed Products manufactured and/or sold prior to the effective date of the termination.

         (2) The FOUNDATION shall have the right and option of terminating this Agreement and the rights and obligations hereunder upon written notice to LICENSEE in the event that LICENSEE: (a) fails, after preliminary written notice to LICENSEE that royalties due and owing to the FOUNDATION are unpaid, to pay such royalties within sixty (60) days after such preliminary notice; (b) is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by LICENSEE, or if LICENSEE shall make or execute an assignment for the benefit of creditors; or (c) commits a material breach of any of the provisions of this Agreement, which remains uncorrected by LICENSEE for sixty (60) days following receipt of written notice from the FOUNDATION.

         (3) LICENSEE agrees in the event of a termination of this Agreement for any reason to transmit copies to the FOUNDATION of all engineering, development, marketing, economic, and any other reports or information concerning the manufacture, sale, and use of said Patent Rights. Further, if LICENSEE has obtained any Trademark Rights in the Licensed Territory applicable to the Licensed Products, all such Trademark Rights will be assigned to the FOUNDATION with no additional charge as part of any termination of this Agreement. This assignment excludes Trademarks currently owned or in use prior to execution of this Agreement.

                           ARTICLE VIII: INFRINGEMENT

         (1) While as long as its license under this Agreement remains exclusive, LICENSEE is empowered: (a) to bring a suit in its own name or, if required by law, jointly with the FOUNDATION, at its own expense and on its own behalf, for infringement of the Licensed Products; (b) in any such suit, to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) to settle any claim or suit for infringement of the Licensed Products by granting the infringing party a sublicense under the provisions of the applicable Article of this Agreement.

         (2) In the event the FOUNDATION shall bring to the attention of LICENSEE any unlicensed infringement of the Licensed Products, and LICENSEE shall not, within six (6) months: (a) secure cessation of the infringement; (b) enter suit against the infringer; or (c) provide the FOUNDATION with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under the provisions of the applicable Article of this Agreement; then the license herein granted to LICENSEE in this Agreement shall forthwith become non-exclusive, and the FOUNDATION shall thereafter have the right to sue for the infringement at the FOUNDATION's expense, and to collect for its own use all damages, profits, and awards of whatever nature recoverable for such infringement.

                               ARTICLE IX: NOTICES

         Any notice required to be given under this Agreement shall be deemed to have been sufficiently given, if a written notice is mailed by Registered Air Mail, postage prepaid, or by special courier, addressed to the party to be notified at its address shown at the beginning of this Agreement, or at such other address as may later be furnished in writing to the notifying party, and providing that the party to be notified is also promptly advised by telephone, telegraph, or telex of the sending and content of the written notice.

                          ARTICLE X: PRODUCTS LIABILITY

         It is expressly understood and agreed that the FOUNDATION, Kansas State University, and the inventors of the licensed Patent Rights assume no liability with respect to the manufacture, sale, use, or misuse of products licensed under this Agreement, and LICENSEE agrees to assume all such liability and to indemnify, protect, and hold harmless the FOUNDATION, Kansas State University, and the inventors against any United States or foreign claim for any such liability.

                                ARTICLE XI: SITUS

         This Agreement shall be interpreted in accordance with and governed by the laws of the location of the principal place of business of the FOUNDATION provided that all questions concerning the construction or effect of patents and patent applications shall be interpreted in accordance with and governed by the laws of the country in which the particular patent or patent application at issue has been granted or filed, as the case may be.

                       ARTICLE XII: GOVERNMENTAL APPROVAL

         In the event that this License Agreement requires the registration with any government in the Licensed Territory or any government to which the LICENSEE is responsible, it shall be the responsibility of the LICENSEE to obtain and notify the FOUNDATION of such registration. The lack of said registration shall not negate any portion of this Agreement unless it is finally denied by said government after all appeals have been exhausted. If registration is finally denied, then only that portion or clause of this License Agreement directly concerned with such registration will be ineffective in only that country where the denial occurs and the remaining portion of this Agreement shall continue in full effect.

                           ARTICLE XIII: MISCELLANEOUS

         (1) This Agreement shall be assignable to successors to the respective businesses of the FOUNDATION and LICENSEE, but shall not otherwise be assignable by one party without the written consent of the other party.

         (2) LICENSEE agrees not to use or publish any promotional material, such as advertising, which contains a reference to Kansas State University and/or the FOUNDATION, and/or the inventors of the licensed Patent Rights except after obtaining written authorization from the FOUNDATION, which authorization shall not unreasonably be withheld; however, the FOUNDATION has no objection to a consulting arrangement between any or all inventors and the LICENSEE.

         (3) The license granted under this Agreement is subject to a reserved exclusive license by Kansas State University and/or the FOUNDATION to make and use the Licensed Products for further research and development purposes at Kansas State University.

         (4) All values, payments, or any other consideration due and owing in this Agreement represent United States dollars, unless specially stated otherwise, payable at the principal office of the FOUNDATION and are considered "net of taxes;" thus, any sales or use taxes or income taxes of LICENSEE must be paid separately by the LICENSEE but all taxes relating to the income to the FOUNDATION from this License Agreement are payable by the FOUNDATION.

         (5) LICENSEE agrees to consider providing financial support to the Kansas State University Department of Grain Sciences and Industry for further research in the field of loose fill and molded foam packing materials.

         (6) The effective date of this Agreement is March 1, 1995 even though necessary ratifying signatures may be at a later date.

         (7) Any temporary waiver, either by actual notice or by noncompliance, by either party of any contract provision herein does not indicate that such party has permanently waived said contract provision. Permanent modification of this Agreement can only be by a written document that has been signed by both parties.

         (8) This Agreement embodies the entire understanding between the FOUNDATION and the LICENSEE, and supersedes all prior representations, warranties, or agreements between the parties relating to said subject matter.

         IN WITNESS WHEREOF, the parties hereto have caused these instruments to be signed in duplicate by their respective proper officers.

                                          ENVIRONMENTAL TECHNOLOGIES USA


                                          By:/s/ Robin R. Young
                                                   Robin R. Young
                                                   Chief Executive Officer

Date:    5-9-95

                                          KANSAS STATE UNIVERSITY RESEARCH
                                          FOUNDATION


                                          By:/s/ John W. Walters
                                                   John W. Walters
                                                   President

Date:    4-21-95